Exhibit 99

NYSE Amex: GSS / TSX: GSC / GSE: GSR www.gsr.com 10901 W Toller Drive, Suite 300 Littleton, CO 80127-6312 USA Tel: 303-830-9000

GOLDEN STAR REPORTS THIRD QUARTER 2010 RESULTS AND EXPLORATION UPDATE

Denver, CO—November 8, 2010—Golden Star Resources Ltd. (NYSE Amex: GSS; TSX: GSC; GSE: GSR) (“Golden Star” or the “Company”) is pleased to report its third quarter financial and operational results for 2010.

SUMMARY

•	Operating cash flow of $35.4 million or $0.137 per share for the third quarter of 2010; year-to-date operating cash flow of $94.9 million or $0.368 per share;

•

Third quarter gold sales were 84,638 ounces and year-to-date gold sales were 277,988 ounces for 2010 while gold sales were 107,433 ounces for the third quarter and nine month production of 303,416 ounces for 2009;

•	Realized gold price of $1,225 per ounce for the third quarter of 2010 versus a realized gold price of $967 for the third quarter of 2009;

•	Quarter-end cash balance of $184.0 million compared to $154.1 million at December 31, 2009;

•	Net loss of $1.8 million or $0.007 per share for the third quarter of 2010 compared to net loss of $2.3 million or $0.010 per share for the third quarter of 2009;

•	Year-to-date net earnings of $9.7 million or $0.038 per share versus a net loss of $3.1 million or $0.013 per share loss for the first nine months of 2009;

•	Cash operating costs of $825 per ounce for the quarter and $686 per ounce year-to-date compared to $586 per ounce for the third quarter and $572 per ounce for the first nine months of 2009.

Tom Mair, President and CEO, stated, “Our operating cash flow remained strong in the third quarter as gold prices reached new record highs. Our production performance was impacted by lower recoveries at Bogoso/Prestea, lower grades milled and record high rainfall in our operating areas which affected ore deliveries. Our strong financial position allowed us to make substantial investments in our future. We drilled a further 30,000 meters around our properties in the quarter. We made progress on restarting the Bogoso oxide mill by advancing the tailings reprocessing project, preparing to restart mining at Pampe pit and progressing the Prestea Underground scoping study.”

Golden Star Resources Ltd.	News Release 10-14 Page 1 of 12

FINANCIAL SUMMARY

SUMMARY OF CONSOLIDATED FINANCIAL RESULTS	For the three months ended September 30,		For the nine months ended September 30,
	2010	2009	2010	2009
Bogoso/Prestea gold sold (oz)	44,279	53,069	142,952	139,375
Wassa gold sold (oz)	40,359	54,364	135,036	164,041
Total gold sold (oz)	84,638	107,433	277,988	303,416
Average realized gold price ($/oz)	1,225	967	1,177	934
Cash operating cost—combined ($/oz)	825	586	686	572
Gold revenues ($000’s)	103,651	103,804	327,222	283,317
Cash flow provided by operations ($000’s)	35,429	26,299	94,861	66,673
Cash flow provided by operations per share ($)	0.137	0.111	0.366	0.282
Net income/(loss) ($000’s)	(1,838)	(2,342)	9,698	(3,108)
Net income/(loss) per share—basic ($)	(0.007)	(0.010)	0.038	(0.013)

BOGOSO/PRESTEA

BOGOSO/PRESTEA OPERATING RESULTS	For the three months ended September 30,		For the nine months ended September 30,
	2010	2009	2010	2009
Mining
Ore mined (000s t)—Refractory	689,886	750,826	2,142,487	2,131,319
Ore mined (000s t)—Non refractory	21,491	—	30,636	—

Total ore mined (t)	711,377	750,826	2,173,123	2,131,319
Waste mined (t)	5,065,036	3,924,690	13,012,853	11,197,240
Bogoso Sulfide Plant Results
Refractory ore processed (t)	749,536	797,347	2,142,249	2,138,790
Refractory grade—(g/t)	2.94	2.98	3.03	2.79
Recovery—Refractory (%)	61.3	69.4	67.8	70.9
Cash operating cost ($/oz)	864	704	734	710
Gold sold (oz)	44,279	53,069	142,952	139,375

During the third quarter of 2010, revenues from Bogoso totaled $54.0 million, up $2.8 million from third quarter 2009 revenues of $51.2 million, a 5% improvement. The total ore processed at Bogoso was 749,536 tonnes during the third quarter of 2010, down 6% from the third quarter of 2009 while the grade of ore processed was essentially unchanged at 2.94 g/t. Recovery rates for the refractory ore that was processed decreased from 69.4% to 61.3% quarter-over-quarter. The driving factor contributing to the lower recovery rate is the change of ore feed from fresh ore in the third quarter of 2009 to transitional ore feed in the third quarter of 2010. This situation is anticipated to improve going forward as we mine deeper into the Chujah pit where fresh ore will be encountered resulting in higher flotation recovery rates. The lower metallurgical recovery and significantly higher than average rainfall contributed to the higher cash operating costs for the quarter.

For the year-to-date, Bogoso sold 142,952 ounces of gold, up 3% over the first nine months of 2009. Cash operating costs were $734 per ounce during the first nine months of 2010, up marginally (3%) over the same period in 2009, attributed to increased costs of reagents, labor, fuel and electricity.

Golden Star Resources Ltd.	News Release 10-14 Page 2 of 12

WASSA/HBB

WASSA/HBB OPERATING RESULTS	For the three months ended September 30,		For the nine months ended September 30,
	2010	2009	2010	2009
Ore mined (t)	580,072	559,519	1,810,830	1,745,902
Waste mined (t)	4,934,842	4,249,286	14,807,757	12,214,669
Ore and heap leach materials processed (t)	619,985	612,337	1,869,363	1,995,532
Grade processed (g/t)	2.12	3.12	2.36	2.75
Recovery (%)	94.6	95.5	94.9	95.4
Cash operating cost ($/oz)	782	470	636	455
Gold sold (oz)	40,359	54,364	135,036	164,041

Gold sales at Wassa were 40,359 ounces for the third quarter of 2010, versus 54,364 ounces for the third quarter of 2009. This reduction in gold sales is ascribed to the lower grades of ore at Hwini-Butre and Benso. In addition, heavy rainfall during the quarter impeded delivery of HBB ore to the plant causing us to make up the shortfall with lower grade Wassa ore. The lower grade production was the main driver of commensurately higher per ounce cash operating costs.

Gold sales in the first nine months of 2010 were 135,036 ounces of gold which was below the gold sales for the same period of 2009. This was due to scheduled and unscheduled plant maintenance, lower grade ore processed and unusually heavy seasonal rains leading to lower plant throughput.

CASH, CASH FLOW AND LIQUIDITY

Our cash and cash equivalents totaled $184.0 million at September 30, 2010. Cash flow from operations totaled $94.9 million for the first nine months was 42% higher than the $66.7 million in cash flow generated in the first nine months of 2009.

We expect to use approximately $85 million for capital projects in 2010. This total includes $19 million in mine property development and $43 million in new equipment and facilities upgrades. We also increased our 2010 exploration budget to $23 million, of which $5 million is related to exploration at the Buesichem South discovery.

We expect that operational cash flow, our cash and cash equivalents on hand, and our existing credit lines will be sufficient to fund our capital and operational needs over the next 12 months.

DEVELOPMENT PROJECTS

Bogoso Tailings Reprocessing Project

Earlier this year we completed a scoping study to assess the viability of reprocessing the 2.4 million tonnes of mineralized material in one of the Bogoso oxide tailings storage facilities. The Board of Directors has approved the $8 million capital cost of the project which is expected to produce 40,000 to 50,000 ounces of gold per year from the Bogoso oxide mill. Cash operating costs will be relatively low as the tailings do not require mining, crushing or grinding. This project is expected to come on-line in 2011, subject to permitting.

Golden Star Resources Ltd.	News Release 10-14 Page 3 of 12

Pampe

We completed drilling at Pampe pit and are preparing to commence a layback of the pit wall in the fourth quarter of this year.

EXPLORATION

Tom Mair, President and CEO, stated, “This year, one of our goals is increasing our resource and mine lives at each mine through drilling and we are encouraged and excited by the results thus far. Six rigs are currently busy drilling at many targets in and around our current operations with the emphasis on expanding and firming up our mineral resources.”

Bogoso/Prestea

Buesichem South (6 kilometers from Bogoso Plant)

Two multi-purpose drill rigs continue infill drilling at the Buesichem South deposit. The initial resource, constrained within a $1,100 per ounce gold price optimized pit shell, was estimated at 1.6 million tonnes grading 2.64 grams per tonne (g/t) gold of Measured and Indicated Mineral Resource and 5.3 million tonnes grading 2.92 g/t of Inferred Mineral Resource as reported in our press release of July 22, 2010.

Drilling at Buesichem South has delineated a continuous mineralized body with a strike length of 500 meters. The gold bearing zone is lenticular in shape with widths increasing from a few meters at surface up to 20 to 25 meters at approximately 75 meters depth. To date, 160 holes have been completed totaling 34,350 meters. Drill fences are spaced every 25 meters and holes on these fences spaced between 25 to 60 meters. Highlights include hole BUVTDD098 which reported 24 meters grading 4.3 g/t, hole BUVTDD108 which reported 17.4 meters grading 4.9 g/t and hole BUVTTDD037 which yielded 25.3 meters grading 3.3 g/t. The mineralization is open at depth. For the remainder of this year we will continue to test the extent of the orebody with 11,000 meters of additional planned drilling.

Significant Drill Intersections – Buesichem South

HOLE ID	From (m)	To (m)	Drilled Width (m)	True Width (m)	Grade Au (g/t)

BUVTDD037	157.0	186.8	29.8	25.3	3.3
BUVTDD051	228.0	252.0	24.0	22.3	3.1
BUVTDD081	174.5	207.0	32.5	25.3	2.6
BUVTDD087	266.1	290.0	23.9	19.6	3.4
BUVTDD092	237.2	249.0	11.9	10.3	8.3
BUVTDD098	201.9	229.3	27.5	24.0	4.3
BUVTDD108	157.0	180.4	23.4	17.4	4.9
BUVTDD112	241.6	263.0	21.4	18.1	4.1

Golden Star Resources Ltd.	News Release 10-14 Page 4 of 12

Buesichem East (6 kilometers from Bogoso Plant)

At Buesichem East, drilling continues with one drill testing an eastern splay of the Ashanti Trend. This drilling program has successfully delineated a non-refractory ore target that is approximately 500 meters in strike length. Significant intersections include drill hole BUERB086 that resulted in an intersection from 5 meters depth of 19 meters grading 1.86 g/t gold and terminated in gold mineralization, and BUERB055 from 10 meters depth that gave a true width of 12 meters grading 0.85 g/t. Thus far, 43 drill holes have been completed totaling 1,200 meters of drilling.

Bogoso North (5 kilometers from Bogoso Plant)

Drilling was conducted at the northern portion of the Bogoso mining lease to test the VTEM geophysical ground conductors which are often associated with gold mineralization. The majority of the drill holes were successful in intersecting the conductive fault zone. This year, a total of 15 diamond drill holes were drilled for 3,800 meters. One significant hole, BNVTDD007 reported a true width of 5.3 meters grading 11.41 g/t gold. Two parallel zones of high grade mineralization situated beneath the Bogoso North oxide pit were identified with a strike length of approximately 1,200 meters. Golden Star is in the process of finalizing drill contracts and expects to initiate the delineation drill program for this target in the near-term with the drilling continuing into 2011.

Significant Drill Intersections – Bogoso North VTEM Target

HOLE ID	From (m)	To (m)	Drilled Width (m)	True Width (m)	Grade Au (g/t)
BNVTDD002	204.8	208.0	3.2	2.8	11.87
BNVTDD006A	272.0	275.2	3.2	2.9	9.42
BNVTDD007	187.7	197.0	9.3	8.3	4.1
BNVTDD007	285.1	291.0	5.9	5.3	11.41
BNVTDD009	289.0	295.0	6.0	4.6	2.59
BNVTDD011	148.0	152.7	4.7	4.5	7.13
BNVTDD012	214.0	220.0	6.0	5.4	2.9
BNVTDD013	174.6	178.2	3.6	3.3	8.07
BNVTDD013	250.0	253.0	3.0	2.8	4.62
BNVTDD014	161.0	166.0	5.0	4.5	3.03
BNVTDD010	197.0	200.7	3.7	3.4	3.25
BNVTDD015	167.0	170.0	3.0	2.6	3.79

Wassa/HBB

Wassa

To date in 2010, 92 drill holes totaling 11,080 meters have been completed at Wassa. The drilling has been successful in confirming the limits of high-grade ore shoots that characterize the Wassa deposits. Assay results from these programs are currently being used to produce an updated geological interpretation and gold grade block model. We also drill tested an induced polarity (IP) geophysical target connecting two previously known mineralized occurrences. Gold mineralization associated with pyrite and silicification was intersected and the most significant holes included hole 242DD022 yielding 9.9 meters grading 10.94 g/t, hole SEDD017 yielding 35.8 meters grading 2.43 g/t, and hole BSRC048 which yielded 8.3 meters grading 9.92 g/t. Drilling is continuing at this zone testing along strike.

Golden Star Resources Ltd.	News Release 10-14 Page 5 of 12

Significant Drill Intersections – Wassa Mining Lease

HOLE ID	From (m)	To (m)	Drilled Width (m)	True Width (m)	Grade Au (g/t)
242DD022	152.4	168.4	16.0	9.9	10.94
242DD023	122.0	137.7	15.7	10.7	6.40
SEDD019	242.0	276.0	34.0	32.5	2.12
SEDD017	161.6	199.0	37.4	35.8	2.43
SEDD020	100.0	129.0	29.0	27.7	2.33
SEDD022	102.0	144.0	42.0	40.2	1.70
BSRC046	106.0	115.0	9.0	8.3	9.92
BSRC047	87.0	99.0	12.0	11.5	4.27
NSARC049	74.0	91.0	17.0	16.3	3.36

Benso (50 kilometers from Wassa Plant)

To date, 112 holes totaling 11,600 meters have been completed at Benso. Drilling at the Subriso West deeps target resumed during the third quarter of 2010. Two drill rigs are currently running step-out and infill drilling on this high-grade target. Infill drilling will test the continuity of the higher grades between the existing drill intercepts where hole spacing currently exceeds 50 meters. The step-out program will test the down plunge extent of the shoot with 50 meter increments along strike.

Gold mineralization at Subriso West is associated with a northwest plunging, high-grade ore shoot located within a steeply dipping west-southwest dipping shear zone. This ore shoot has already been delineated over a down-plunge extent of approximately 350 meters from the bottom of the current Subriso West pit design. The gold mineralization is associated with free gold, pyrite and silicification hosted either in ductile shears or in brittle vein systems depending on the host rocks. The high-grade mineralization in this zone ranges from 5 g/t to 20 g/t gold and this would potentially be amenable to underground mining.

Significant Drill Intersections – Subriso West Underground Target

HOLE ID	From (m)	To (m)	Drilled Width (m)	True Width (m)	Grade Au (g/t)
SWZDD031	366	390	24	20	3.78
Including	371	375	4		9.05
and	398	420	22	19	2.67
Including	413	417	4		4.68
SWZDD032	225	231	6	6	2.03
SWZDD034	420	434	14	12	8.20
Including	426	431	5		21.30
SWZDD036	342	362	20	18	3.26
Including	350	357	7	6	5.81

Mitch Wasel, Vice President Exploration, commented, “We believe that this new zone at Subriso West has a high drilling success rate due to our excellent understanding of the structural controls of the gold mineralization of this deposit. The hosting mafic to intermediate volcanic units which have been intruded by porphryries of the same composition and subsequently deformed by this shear zone are a good recipe for hosting high-grade underground gold deposits. These gold systems often have a large down-plunge extent and it is this plunging zone where we are focusing our current drilling efforts.”

Golden Star Resources Ltd.	News Release 10-14 Page 6 of 12

Hwini-Butre (80 kilometers from Wassa Plant)

During 2010, drilling has focused on extending the Adoikrom and Father Brown orebodies at depth and along strike. By the end of the third quarter of 2010, approximately 15,000 meters had been drilled at the Hwini-Butre deposits resulting in widths and grades that indicate the potential for underground mining. The Adoikrom and Father Brown orebodies represent more targets with underground potential that remain to be fully tested.

Significant Drill Intersections – Father Brown

HOLE ID	From (m)	To (m)	Drilled Width (m)	~ True Width	Grade Au (g/t)
FBZDD045	162.0	165.0	3.0	2.8	10.9
FBZDD046	90.0	94.0	4.0	3.8	5.1
FBZDD046	187.0	193.0	6.0	5.6	9.3
FBZDD047	32.0	34.0	2.0	2.0	5.6
FBZDD047	80.0	92.0	12.0	12.0	10.9
FBZDD053	202.0	205.0	3.0	2.9	21.6

Additional results and maps are available on the Company’s website, www.gsr.com.

LOOKING AHEAD

For the remainder of 2010 and into 2011, we intend to:

•	Continue exploration activities to increase and enhance reserves and resources at Bogoso/Prestea and Wassa/HBB;

•	Provide ore to the Bogoso oxide plant through the re-opening of the Pampe pit;

•	Permitting and construction of the tailings reprocessing system at Bogoso;

•	Finalization of the permitting and development of the Prestea South project; and

•	Advance the re-development of the Prestea Underground mine.

GUIDANCE

Our guidance for 2010 has been revised as follows:

	2010
Guidance	Gold Production (oz)	Cash Operating Cost ($/oz)
Bogoso/Prestea	185,000	$775
Wassa/HBB	185,000	$650

Total	370,000	$715

Golden Star Resources Ltd.	News Release 10-14 Page 7 of 12

GOLDEN STAR RESOURCES LTD.

CONSOLIDATED BALANCE SHEETS

(Stated in thousands of US dollars except shares issued and outstanding)

(unaudited)

	As of September 30 2010	As of December 31 2009
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$184,005	$154,088
Accounts receivable	17,915	7,021
Inventories	58,039	52,198
Deposits	6,642	4,774
Prepaids and other	1,828	1,415

Total Current Assets	268,429	219,496
RESTRICTED CASH	1,205	3,804
DEFERRED EXPLORATION AND DEVELOPMENT COSTS	13,808	12,949
PROPERTY, PLANT AND EQUIPMENT	233,442	231,855
INTANGIBLE ASSETS	7,900	9,480
MINING PROPERTIES	277,756	276,114
OTHER ASSETS	961	181

Total Assets	$803,500	$753,879

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$23,850	$28,234
Accrued liabilities	44,774	34,178
Asset retirement obligations	17,140	1,938
Current tax liability	799	616
Current debt	10,672	9,970

Total Current Liabilities	97,235	74,936
LONG TERM DEBT	124,901	114,595
ASSET RETIREMENT OBLIGATIONS	27,449	30,031
FUTURE TAX LIABILITY	17,885	13,997

Total Liabilities	$267,470	$233,559

MINORITY INTEREST	795	—
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
SHARE CAPITAL
First preferred shares, without par value, unlimited shares authorized. No shares issued and outstanding	—	—
Common shares, without par value, unlimited shares authorized. Shares issued and outstanding: 258,494,987 at September 30, 2010; 257,362,561 at December 31, 2009	693,433	690,423
CONTRIBUTED SURPLUS	17,324	15,759
EQUITY COMPONENT OF CONVERTIBLE DEBENTURES	34,542	34,542
ACCUMULATED OTHER COMPREHENSIVE INCOME	675	24
DEFICIT	(210,739)	(220,428)

Total Shareholders’ Equity	535,235	520,320

Total Liabilities and Shareholders’ Equity	$803,500	$753,879

Golden Star Resources Ltd.	News Release 10-14 Page 8 of 12

GOLDEN STAR RESOURCES LTD.

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(unaudited)

	For the three months ended September 30		For the nine months ended September 30
	2010	2009	2010	2009
REVENUE
Gold revenues	$103,651	$103,804	$327,222	$283,317
Cost of sales	93,944	96,241	279,584	268,518

Mine operating margin	9,707	7,563	47,638	14,799
OTHER EXPENSES, (GAINS) AND LOSSES
Exploration expense	637	223	1,315	570
General and administrative expense	3,859	3,290	12,973	10,449
Abandonment and impairment	—	2,787	—	3,077
Derivative mark-to-market losses	(311)	1,003	436	1,087
Property holding costs	1,557	768	3,855	2,770
Foreign exchange (gain)/loss	313	540	884	(3,673)
Interest expense	4,341	3,942	12,637	11,476
Interest and other income	(48)	(69)	(343)	(152)
Loss on sale of assets	3	1	350	305

Income/(loss) before minority interest	(644)	(4,922)	15,531	(11,110)
Minority interest	(457)	—	(795)	—

Net income/(loss) before income tax	(1,101)	(4,922)	14,736	(11,110)
Income tax (expense)/benefit	(737)	2,580	(5,047)	8,002

Net income/(loss)	$(1,838)	$(2,342)	$9,689	$(3,108)

OTHER COMPREHENSIVE INCOME/(LOSS)
Unrealized gains on investments	311	74	651	115

Comprehensive income/(loss)	$(1,527)	$(2,268)	$10,340	$(2,993)

Deficit, beginning of period	(208,901)	(237,713)	(220,428)	(236,947)

Deficit, end of period	(210,739)	(240,055)	(210,739)	(240,055)

Net income/(loss) per common share - basic	$(0.007)	$(0.010)	$0.038	$(0.013)
Net income/(loss) per common share - diluted	$(0.007)	$(0.010)	$0.037	$(0.013)
Weighted average shares outstanding (millions)	258.2	236.5	257.8	236.2
Weighted average shares outstanding (millions) diluted	258.2	236.5	259.6	236.2

Golden Star Resources Ltd.	News Release 10-14 Page 9 of 12

GOLDEN STAR RESOURCES LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	For the three months ended September 30		For the nine months ended September 30
	2010	2009	2010	2009
OPERATING ACTIVITIES:
Net income/(loss)	$(1,838)	$(2,342)	$9,689	$(3,108)
Reconciliation of net income/loss to net cash provided by operating activities:
Depreciation, depletion and amortization	23,011	29,344	76,763	82,036
Amortization of loan acquisition cost	1,254	478	1,386	805
Abandonment and impairment	—	2,787	—	3,077
Loss on sale of assets	3	2	350	305
Non cash employee compensation	449	424	2,368	1,489
Future income tax expense/(benefit)	683	(3,196)	3,889	(8,618)
Reclamation expenditures	(1,934)	(481)	(5,534)	(1,212)
Derivatives mark-to-market (gains)/loss	(311)	647	(630)	(1,542)
Accretion of convertible debt	1,784	1,669	5,265	4,926
Accretion of asset retirement obligations	601	539	1,802	1,616
Minority interests	457	—	795	—

	24,159	29,870	96,143	79,774

Changes in non-cash working capital:
Accounts receivable	9,186	(877)	(3,240)	(1,236)
Inventories	(2,661)	(3,409)	(6,925)	(2,568)
Deposits	(1,495)	(222)	(1,775)	(1,323)
Accounts payable and accrued liabilities	5,797	(496)	10,400	(9,053)
Other	443	1,433	38	1,079

Net cash provided by operating activities	35,429	26,299	94,641	66,673
INVESTING ACTIVITIES:
Expenditures on deferred exploration and development	(988)	(928)	(2,859)	(1,598)
Expenditures on mining properties	(20,070)	(3,637)	(37,948)	(23,532)
Expenditures on property, plant and equipment	(9,966)	(4,614)	(27,255)	(9,466)
Refunded cash securing letters of credit	5	—	2,598	445
Proceeds from the sale of assets	—	—	—	—
Change in accounts payable and deposits on mine equipment and material	(3,345)	—	(2,593)	(3,135)
Other	—	827	1,467	474

Net cash used in investing activities	(34,364)	(8,352)	(66,590)	(36,812)
FINANCING ACTIVITIES:
Principal payments on debt	(8,814)	(2,870)	(25,224)	(10,062)
Proceeds from debt agreements and equipment financing	11,168		25,674	5,478
Other	(646)	(616)	1,196	(1,201)

Net cash provided by/(used in) financing activities	1,708	(3,486)	1,646	(5,785)

Increase in cash and cash equivalents	2,773	14,461	29,697	24,076
Cash and cash equivalents, beginning of period	181,232	43,173	154,088	33,558

Cash and cash equivalents end of period	$184,005	$57,634	$183,785	$57,634

QA-QC

The technical contents of this press release have been reviewed and verified by S. Mitchel Wasel, BSc Geology, a Qualified Person pursuant to Canada’s National Instrument 43-101. Mr. Wasel is Vice President Exploration for Golden Star and an active member of the Australasian Institute of Mining and Metallurgy.

Golden Star Resources Ltd.	News Release 10-14 Page 10 of 12

The results herein are based on the analysis of saw-split HQ sized (64mm) diamond half core or a three kilogram single stage riffle split of a nominal 25 to 30 kg Reverse Circulation chip sample which has been sampled over nominal one meter intervals (adjusted where necessary for mineralized structures). Sample preparation and analyses at Bogoso/Prestea have been carried out at SGS Laboratories in Tarkwa using a 50 gram assay charge with a flame Atomic Absorption Spectrophotometry (AAS) finish and a detection limit of 0.01 ppm. Sample preparation and analyses at Wassa/HBB have been carried out at SGS Laboratories in Tarkwa using a 1,000 gram slurry of sample and tap water which is prepared and subjected to an accelerated cyanide leach (LEACHWELL). The sample is then rolled for twelve hours before being allowed to settle. An aliquot of solution is then taken, gold extracted into Di-iso Butyl Keytone DiBK, and determined by flame Atomic Absorbtion Spectophotometry AAS. Detection limit 0.01ppm. All analytical work is subject to a systematic and rigorous Quality Assurance-Quality Control (QA-QC). At least 5% of samples are certified standards and the accuracy of the analysis is confirmed to be acceptable from comparison of the recommended and actual ‘standards’ results. The remaining half core is stored on site for future inspection and detailed logging.

The Mineral Resource estimates have been estimated by our technical personnel in accordance with definitions and guidelines set out in the Definition Standards for Mineral Resources and Mineral Reserves published by the Canadian Institute of Mining, Metallurgy, and Petroleum and as required by Canada’s National Instrument 43-101.

COMPANY PROFILE

Golden Star holds a 90% equity interest in Golden Star (Bogoso/Prestea) Limited and Golden Star (Wassa) Limited, which respectively own the Bogoso/Prestea and Wassa/HBB open-pit gold mines in Ghana. In addition, Golden Star has an 81% interest in the currently inactive Prestea Underground mine in Ghana, as well as gold exploration interests elsewhere in Ghana, in other parts of West Africa and in Brazil in South America. Golden Star has approximately 258 million shares outstanding.

Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding the permitting and the mining at Prestea South; planned expansion of the Wassa Main pits; the impact of mining the Chujah pit on flotation recovery rates at Bogoso; the recommencement of mining at the Pampe pit; planned exploration and drilling activities, including exploration at the Bogoso/Prestea and Wassa/HBB properties, including at Buesichem South, Buesichem East, Bogoso North, Wassa, Benso and Hwini-Butre; capital projects for 2010 and 2011; the ability to fund capital requirements and the sources of such funds; our 2010 and production and cash operating cost estimates, capital expenditure estimates, sources of and adequacy of cash to meet capital and other needs in 2010; the timing, capacity and impact of the proposed tailings recovery system at Bogoso. Factors that could cause actual results to differ materially include timing of and unexpected events at the Bogoso/Prestea oxide and sulfide processing plant or the Wassa processing plant; variations in ore grade, tonnes mined, crushed or milled; variations in relative amounts of refractory, non-refractory and transition ores; weather including excessive rainfall; delay or failure to receive board or government approvals and permits; the availability and cost of electrical power, the timing and availability of external financing on acceptable terms; technical, permitting, mining or processing issues; recent changes under the Ghanaian Mining Act, 2006 regarding royalty rates; changes in regulatory requirements; changes in U.S. and Canadian securities markets; and fluctuations in gold price and costs and general economic conditions. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Form 10-K for 2009. The forecasts contained in this press release constitute management’s current estimate, as of the date of this press

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release with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.

Non-GAAP Financial Measures: in this news release, we use the terms “cash operating cost per ounce.” Cash operating cost per ounce is equal to total cash costs less production royalties and production taxes, divided by the number of ounces of gold sold during the period. We use cash operating cost per ounce as a key operating indicator. We monitor this measure monthly, comparing each month’s values to prior period’s values to detect trends that may indicate increases or decreases in operating efficiencies. This measure is also compared against budget to alert management to trends that may cause actual results to deviate from planned operational results. We provide this measure to our investors to allow them to also monitor operational efficiencies of our mines. We calculate this measure for both individual operating units and on a consolidated basis. Cash operating cost per ounce should be considered as Non-GAAP Financial Measures as defined in SEC Regulation S-K Item 10 and other applicable securities laws and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. There are material limitations associated with the use of such non-GAAP measures. Since this measure does not incorporate revenues, changes in working capital and non-operating cash costs, it is not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Changes in numerous factors including, but not limited to, mining rates, milling rates, gold grade, gold recovery, and the costs of labor, consumables and mine site general and administrative activities can cause these measures to increase or decrease. We believe that these measures are the same or similar to the measures of other gold mining companies, but may not be comparable to similarly titled measures in every instance.

Cautionary Note to US Investors concerning estimates of Measured, Indicated and Inferred Mineral Resources

This section uses the terms “Measured Mineral Resources”, “Indicated Mineral Resources” and “Inferred Mineral Resources”. We advise US investors that while those terms are recognized and required by NI 43-101, the US Securities and Exchange Commission does not recognize them. US investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into mineral reserves. Inferred Mineral Resources have a greater amount of uncertainty as to their existence and as to their economic and legal feasibility. In accordance with Canadian rules, estimates of Inferred Mineral Resources cannot form the basis of feasibility or other economic studies. US investors are cautioned not to assume that part or all of the Inferred Mineral Resource exists, or is economically or legally mineable. Disclosure of “contained ounces” in a Mineral Resource is permitted disclosure under Canadian regulations, however the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in place tonnage and grade without reference to unit measures. Accordingly, the information contained in this press release may not be comparable to similar information made public by U.S. companies that are not subject to NI 43-101.

For further information, please contact:

GOLDEN STAR RESOURCES LTD.        +1 800 553 8436

Bruce Higson-Smith, Vice President Corporate Development

Anne Hite, Investor Relations Manager

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